Exhibit 2.2

Execution Version

AMENDMENT TO PURCHASE AGREEMENT

AMENDMENT (this “Amendment”), dated as of January 31, 2013, by and between E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), and Flash Bermuda Co. Ltd., a Delaware limited liability company (the “Buyer”), to the Purchase Agreement, dated August 30, 2012 (the “Agreement”), by and between DuPont and the Buyer. Unless otherwise specifically defined herein, each term used herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties hereto desire to amend the Agreement, as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT

SECTION 1.1 Pension Purchase Price Adjustment. Section 2.4 of the Agreement is hereby amended by inserting the following new subsection (d) immediately following subsection (c) thereof:

“(d) The parties acknowledge that the Pension Transfer that is contemplated to occur under Section 2.7(b) of the Employee Matters Agreement in respect of the E. I. duPont Canada Company Pension Plan (the “Canada Pension Transfer”) is not expected to occur within one hundred eighty (180) days following the Closing Date and that Flash Lux Co S.A R.L. and E.I. du Pont Canada Company (“DuPont Canada”) shall enter into a certain Pension Transfer Agreement on the Closing Date (the “Canada Pension Transfer Agreement”) in respect of the Canada Pension Transfer. Notwithstanding anything in this Section 2.4 to the contrary, to the extent that the Canada Pension Transfer does not occur within one hundred eighty (180) days following the Closing Date, the Final Pension Funding Amount shall be determined pursuant to Sections 2.4(a) and 2.4(b) on the basis that the value of the assets as of the Closing Date to be transferred in connection with the Canada Pension Transfer will be equal to the Transfer Amount (as defined in the Canada Pension Transfer Agreement) as reflected in the initial application(s) to the applicable regulatory authorities for the approval of the Canada Pension Transfer that is submitted by DuPont Canada in accordance with the first sentence of Section 2.2(d) of the Canada Pension Transfer Agreement (the “Expected Canada Transfer Amount”), and accordingly, subject to the later provisions of this Section 2.4(d), such amount shall be treated as Pension Assets for purposes of this Section 2.4. At the time the Canada Pension Transfer occurs in accordance with the Canada Pension Transfer Agreement, if the regulatory authorities require that the value of assets to be transferred as of the Closing Date be equal to the Directed Amount (as defined in Section 2.2(e) of the Canada Pension Transfer Agreement), then the Final Pension Funding Amount shall be redetermined by substituting such Directed Amount for the Expected Canada Transfer Amount, and the amount, if any, payable by DuPont pursuant to Section 2.4(c) shall be redetermined, provided that the amount, if any, payable in accordance with Section 2.4(c) shall be reduced by the aggregate amount, if any, previously paid by DuPont pursuant to Section 2.4(c). DuPont shall pay any such amount within five (5) Business Days following such a redetermination together with interest thereon at a rate equal to the prime rate as published in The Wall Street Journal in effect on the Closing Date for the period from the Closing Date until the date of such payment.”

SECTION 1.2 Mexican VAT.

(a) The definition of Preliminary Purchase Price in Annex A of the Agreement is hereby amended by deleting the word “and” after the second comma in subsection (iii) and by inserting the following as a new subsection after subsection (iv):

“, and (v) minus, an amount equal to the Mexican VAT.”

(b) Section 6.5 of the Agreement is hereby amended and restated by deleting in its entirety all of the text of such section and replacing such text with the following:

“6.5 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any Local Asset Transfer Agreement, any Related Agreement or any other agreement relating to the Mexican Asset Transfer, one-half of all excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes arising directly from the Closing, the Real Property Transfer, the Mexican Asset Transfer and transactions pursuant to the Local Purchase Agreements (but excluding any VAT and any direct or indirect capital gain Taxes and withholding Taxes, in each case, imposed on DuPont or any of its Affiliates in connection with the transactions contemplated by this Agreement) (“Transfer Taxes”), shall be paid to the appropriate Tax

Authority by DuPont and one-half of such Transfer Taxes shall be paid to the appropriate Tax Authority by Buyer (or if such Transfer Taxes are paid by either party hereto or their Affiliates, 50% of the amount of such payment shall be reimbursed by the other party hereto). Notwithstanding Section 6.3 hereof, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes or the Mexican VAT shall be prepared and filed when due by the party responsible for filing such Tax Returns under the applicable Law imposing such Transfer Taxes; provided that such Tax Returns shall be prepared and filed jointly by DuPont and Buyer if either (i) no party to this Agreement is or (ii) both DuPont, on the one hand, and Buyer or the Transferred DPC Companies and their Subsidiaries, on the other hand, are responsible for filing such Tax Returns under the applicable Law imposing such Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any Local Asset Transfer Agreement, any Related Agreement or any other agreement relating to the Mexican Asset Transfer, any Restructuring VAT and all excise, sales, VAT, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes arising from the removal of the Excluded Assets from the Transferred DPC Companies, Joint Ventures and their respective Subsidiaries or the Pre-Closing Restructuring Transactions shall be payable solely by DuPont, except for Mexican VAT arising directly from the Mexican Asset Transfer, which shall be payable solely by DPC Mexico. For the avoidance of doubt, any VAT arising directly from the Mexican Asset Transfer in excess of Mexican VAT shall be funded by DuPont and payable solely by Dumexsa.”

(c) Annex A of the Agreement is hereby amended by inserting the following as new definitions after the definition of Mexican Business Lease and before the definition of Minority Investment Interests:

““Mexican VAT” shall mean an amount of VAT equal to $19,175,692.”

SECTION 1.3 Conduct of Business. Section 5.l(i) of the Agreement is hereby amended by substituting “December 31, 2013” for “the first anniversary of the Closing Date” where the latter phrase appears therein.

SECTION 1.4 Transfer of Excluded Assets; Restructuring.

(a) Section 5.17(c)(iii)(x) of the Agreement is hereby amended by inserting the following language after the words “IT Administrative Services Agreements” and before the word “for”:

“, with the exception of the following SLAs: Schedule 59- Sourcing: DPC Above-the-Line Costs in the U.S. and the similarly titled, corresponding SLAs in the countries set forth on Exhibit EE, Schedule 65 - Sourcing: OM&S: DPC Leveraged Agreements in the U.S., Schedule 68 -Sourcing: PS: DPC Leveraged Agreements PC/MS in the U.S., and Schedule 70- RMEP: Commodity Buy; Energy & Contract Mfg in the U.S., Schedule 3 -IT: DPC IT Above-the-Line Costs in the U.S. and the similarly titled, corresponding SLAs in the countries set forth on Exhibit FF, and Schedule 4- IT: DPC IT New Projects and the similarly titled, corresponding SLAs in the countries set forth on Exhibit GG,”

(b) Section 5.17(c)(iii)(y) of the Agreement is hereby amended by deleting the amount “$21,800,000” and substituting the amount “$19,300,000.”

(c) Section 5.17(c)(iii)(y) of the Agreement is hereby amended by inserting after “becomes unavailable to DuPont and its Affiliates” the phrase “after the Closing Date” and continuing the balance of the sentence unchanged.

SECTION 1.5 Intellectual Property.

(a) The definition of “Intellectual Property” in Annex A of the Agreement is hereby amended by deleting the reference to “domain names” set forth in subsection (ii) therein.

(b) The definition of “Intellectual Property” in Annex A of the Agreement is hereby amended by inserting the following proviso after subsection (v):

“, in each case, to the extent not including any IT Assets.”

SECTION 1.6 IT Assets. The definition of “IT Assets” in Annex A of the Agreement is hereby amended by inserting the following language at the end of the definition:

“, including all intellectual property rights therein.”

SECTION 1.7 Payment with Respect to DuPont Performance Coatings (Changchun) Co. Ltd.

(a) Annex A of the Agreement is hereby amended by adding the following definitions:

“DCH” shall mean Du Pont China Holding Company Limited, a foreign- invested holding company duly incorporated under the laws of the People’s Republic of China and an indirect Subsidiary of DuPont.

“Luxco” shall mean Flash Lux Co S.a r.l., a societe a responsabilite limitee or private limited liability company organized under the laws of Luxembourg and an indirect Subsidiary of Buyer.

“Changchun Purchase Price Amount” shall mean an amount in United States Dollars equal to $16,596,000.

(b) Section 2.2 of the Agreement is hereby amended by inserting the following new subsection (d) immediately following subsection (c) thereof:

“(d) Following the establishment by DCH of a bank account in China that is able to receive foreign funds (the “DCH Account”), upon not less than two (2) Business Day’s prior written notice from DuPont to Buyer (or at such other time as may be agreed by the Parties), DuPont shall deliver to an account of Luxco the Changchun Purchase Price Amount by wire transfer of immediately available funds, and upon receipt of the such funds by Luxco, Buyer shall cause Luxco to, as promptly as practicable (and in any event within one (1) Business Day), deliver the Changchun Purchase Price Amount to DCH by wire transfer of immediately available funds to the DCH Account.”

SECTION 1.8 Seller’s Disclosure Schedules. The Seller’s Disclosure Schedules are hereby amended and restated in their entirety and replaced for all purposes under the Agreement with the Seller’s Disclosure Schedules set forth in Annex A hereto and shall be deemed for all purposes under the Agreement to have been delivered in such form as of the date of the Agreement.

SECTION 1.9 Section 338(g) Elections. The definition of “Specified Foreign Companies” in Annex A of the Agreement is hereby amended by (i) deleting “DuPont Performance Coating NewCo Ecuador” and inserting “DuPerco Ecuador S.A.” in its place; (ii) deleting “PT DP Powder Coating Indonesia” and inserting “P.T. DuPont Powder Coatings Indonesia” in its place; (iii) deleting “PT DP Power Coating Malaysia” and inserting “DuPont Powder Coatings (Malaysia) SON BHD” in its place; (iv) deleting “DuPont Tangier” and inserting “DuPont Tangier Free Zone SAS” in its place; and (v) inserting a comma and “DuPont Portugal S.A.” after “DuPont Powder Coatings (Malaysia) SON BHD”.

SECTION 1.10 Environmental Permits. Article V is hereby amended by adding the following as a new Section 5.29:

“Section 5.29. Environmental Permits.

(a) Certain Definitions. The following terms, when used in this Section, shall have the meanings assigned to them below.

(i) “Operation of the DPC Business” means the operation of the DPC Business as conducted immediately prior to the Closing.

(ii) “Outstanding Permit” means any Required DPC Permit that has not been transferred or reissued to a Transferred DPC Company as of the date of this Agreement.

(iii) “Required DPC Permits” means any Environmental Permit held by DuPont or any Retained Subsidiary and required for the lawful Operation of the DPC Business by the Transferred DPC Companies and their Subsidiaries.

(b) Transfer or Reissuance of the Required DPC Permits. Except as provided in any lease arrangement among the parties or their Affiliates with respect to any Required DPC Permits that are shared by DuPont and the applicable Transferred DPC Companies and their Subsidiaries, the parties shall continue to use their reasonable best efforts to transfer or, if not transferable, secure the reissuance of any Outstanding Permit to the applicable Transferred DPC Company. With respect to each Outstanding Permit, this obligation shall continue until such permit has been so transferred or reissued or the earliest to occur of the following: (i) the relevant Governmental Authority declines the request to transfer or reissue such permit and reasonable efforts have been made to pursue an administrative appeal of such decision; (ii) such Outstanding Permit is no longer required for the Operation of the DPC Business by the Transferred DPC Company; or (iii) the two (2) year anniversary of the Closing Date.

(c) Continued Operation Under Existing Permits. Pending the transfer or reissuance of any Outstanding Permit, the relevant Transferred DPC Company may, to the extent permitted by all applicable Environmental Law and the terms and conditions of such Outstanding Permit, continue to operate under the Outstanding Permit, subject to the following conditions:

(i) If the Outstanding Permit imposes any

limitations on the emissions, discharges or use of nay materials that apply to both the Transferred DPC Company and DuPont (or a Retained Subsidiary), then such emissions, discharges or use shall be allocated between DuPont (or the Retained Subsidiary, as applicable) and the Transferred DPC Company consistent with the allocation that existed immediately prior to the Closing, and the Transferred DPC Company shall not be permitted to modify its emissions, discharges or use of materials in any manner that would cause a violation of the Outstanding Permit.

(ii) If the Outstanding Permit imposes any other operational constraints or requirements that affect both DuPont (or a Retained Subsidiary) and a Transferred DPC Company, then both entities shall conduct their respective operations in compliance with such constraints or requirements and in a manner consistent with the way such operations were conducted immediately prior to the Closing.

(iii) If any fees, expenses or expenditures are required to maintain compliance with any Outstanding Permit (including, without limitation, any operational expenses, capital expenditures, or costs to modifY existing, or install new, equipment), then such fees, expenses or expenditures shall be paid: (i) by DuPont if they are incurred exclusively with respect to DuPont’s (or a Retained Subsidiary’s) operations; (ii) by the Buyer if they are incurred exclusively with respect to the DPC Business; or (iii) shared by DuPont (or a Retained Subsidiary) and the Buyer in a manner proportionate to the usage of such Outstanding Permit by DuPont (or a Retained Subsidiary) and DPC Business immediately prior to the Closing.

(iv) The Transferred DPC Companies shall provide any information requested by DuPont in order to allow DuPont to assess compliance with the Outstanding Permits and to fulfill all obligations under the Outstanding Permits, including, without limitation, information required to comply with any reporting or notification obligations.

(v) The Transferred DPC Companies and DuPont shall fully comply at all times with the Outstanding Permits and shall immediately notify the other party, as applicable, of any violation of such permits or any facts, conditions or circumstances that could affect compliance with the Outstanding Permits in the future.

(vi) Buyer and each Transferred DPC Company shall indemnify and hold harmless the DuPont Indemnified Parties from any and all Losses arising from the post-Closing operations of any Transferred DPC Company related to the Outstanding Permits, including, without limitation, any Losses arising from noncompliance with any Outstanding Permit by any Transferred DPC Company. DuPont shall indemnify and hold harmless the Buyer and Transferred DPC Companies from any and all Losses arising from the post-Closing operations of DuPont related to the Outstanding Permits, including, without limitation, any Losses arising from noncompliance with any Outstanding Permit by DuPont.

(vii) Except as provided in any lease arrangement among the parties or their Affiliates with respect to any Required DPC Permits that are shared by DuPont (or a Retained Subsidiary) and the applicable Transferred DPC Companies and their Subsidiaries, the Transferred DPC Companies shall have the right, to the extent permitted by all applicable Environmental Law and the terms and conditions of the Outstanding Permits, to operate under the applicable Outstanding Permit until such permit has been so transferred or reissued or the earliest to occur of the following: (i) the relevant Governmental Authority declines the request to transfer or reissue such permit and reasonable efforts have been made to pursue an administrative appeal of such decision; (ii) such Outstanding Permit is no longer required for the Operation of the DPC Business by the Transferred DPC Company; or (iii) the two (2) year anniversary of the Closing Date; provided, however, that the foregoing limitations shall not apply with respect to any Required DPC Permits that are shared by DuPont and the applicable Transferred DPC Companies and their Subsidiaries (including as provided in any lease arrangement among the parties or their Affiliates with respect to any Required DPC Permits) and are otherwise necessary for the each party’s operations at a shared site, but regarding which a Governmental Authority declines to split the permits or the parties jointly desire to maintain such permits as shared permits.

(d) Continuance of the Outstanding Permits. Except as provided in any lease arrangement among the parties or their Affiliates with respect to any Required DPC Permits that are shared by DuPont and the applicable Transferred DPC Companies and their Subsidiaries, DuPont shall maintain and, to the extent applicable, timely apply for the renewal of any Outstanding Permits during the time period under which the Transferred DPC Companies have the right to operate under such Outstanding Permits pursuant to Section 5.29(c)(vii) above, after which time DuPont shall have no further obligations with respect to any Outstanding Permits.”

SECTION 1.11 Operating Cash Amount; ATA Notes.

(a) Section 5.5 of the Agreement is hereby amended by inserting the following new subsection (c) immediately following subsection (b) thereof:

“Exhibit HH attached hereto sets forth aggregate principal and interest that will be outstanding under each of the existing notes that constitute DPC Indebtedness (each such existing note, an “ATA Note”) as of the Effective Time (after giving effect to all prepayments of such ATA Notes planned to occur after 5 p.m. EST on January 29, 2013 but prior to the Effective Time (each a “Planned Prepayment”)). DuPont hereby agrees that except for Planned Prepayments, following 5 p.m. EST on January 29, 2013 it shall not, and shall cause its Subsidiaries not to, pay down or incur any additional principal amount or pay down any accrued but previously unpaid interest under any ATA Note, or incur any new indebtedness between any Transferred DPC Company or its Subsidiaries, on the one hand, and DuPont and its Affiliates that are not Transferred DPC Companies or their Subsidiaries, on the other hand (it being understood that this covenant shall be given retroactive effect from and after such time notwithstanding the fact that this Amendment is being entered into after such time). Except to the extent expressly provided in the immediately preceding sentence, the foregoing shall in no way restrict the right of DuPont or any of its Subsidiaries or Joint Ventures to declare and pay dividends or distributions of, or otherwise transfer or advance (other than by payment of ATA Notes), Cash as permitted pursuant to the Purchase Agreement, including for the avoidance of doubt, the last paragraph of Section 5.1.

(b) Annex A of the Agreement is hereby amended by amending and restating the definition of “Operating Cash Amount” as follows:

“Operating Cash Amount” shall mean, with respect to any Transferred DPC Company or Subsidiary thereof or Joint Venture or Subsidiary thereof, the sum of (i) the amount set forth opposite the name of such entity on Section A(30) of the Seller’s Disclosure Schedule and (ii) the aggregate amount in United States Dollars of any outstanding principal and accrued but unpaid interest as of the Effective Time (the “ATA Note Amount”) under any ATA Note to which such entity is a party as set forth on Exhibit II. For purposes of clause (ii) above, the applicable ATA Note Amount shall be converted into United States Dollars using the applicable Bloomberg Fixing Rate as of II a.m. EST on January 31, 2013.

SECTION 1.12 Purchase Price. Section 2.1 of the Agreement is hereby amended by inserting the following at the end of the last sentence of such section:

“; provided, however, that any payments made pursuant to Article 5 of the Sale Agreement between DuPont de Nemours (Deutschland) GmbH and Germany Coatings Co GmbH in respect of the sale of DuPont Performance Coatings GmbH (the “Germany Purchase Agreement”) shall be disregarded for purposes of this sentence. To the extent any such consideration is stated in local currency, for purposes of determining the portion of the Purchase Price represented by such consideration, such consideration shall be converted into United States Dollars using the applicable Bloomberg Fixing Rate as of II a.m. EST on January 31, 2013.”

SECTION 1.13 Services Agreements.

(a) Section 5.17(c) of the Agreement is hereby amended by deleting the term “Day One Operating Model” wherever it appears and substituting the term “Day One Support Model.”

(b) Section 5.17(c)(ii) of the Agreement is hereby amended by adding the following text at the end of the paragraph:

“The Parties shall cooperate after the Closing Date to amend the Services Agreements as follows: (I) the addition or substitution, as appropriate, of the eleven (II) SLAs that are attached hereto as Exhibit JJ; (2) the deletion of the two (2) SLAs that are attached hereto as Exhibit KK; (3) the replacement of the exhibit of each Services Agreement containing the DPC Entity List with the DPC Entity List dated January 23, 2013, and attached hereto as Exhibit LL; and (4) the replacement of the exhibit containing the Day One Support Model with the Day One Support Model dated January 29, 2013, and attached hereto as Exhibit MM.”

SECTION 1.14 Retained Names.

(a) Section 5.7(a) of the Agreement is hereby amended by adding the following text immediately following “thirty (30) days” in the first sentence:

“(or, if not reasonably possible in a particular jurisdiction based on Law or other requirements of a Governmental Authority, ninety (90) days)”

(b) Section 5.7(b)(v) of the Agreement is hereby amended by adding the following text immediately preceding”; and” at the end of the paragraph:

“(provided that, to the extent permitted by Law, with respect to product and packaging the foregoing requirement shall not apply where it would not be reasonably practicable to so comply and the invoice accompanying such product and packaging includes a readily observable legend that such products are manufactured by or otherwise emanate from the Transferred DPC Companies and their Subsidiaries and the Joint Ventures and not from DuPont)”

SECTION 1.15 Preliminary Purchase Price Adjustment. Section 2.3(a) of the Agreement is hereby amended by adding the following text at the end of the paragraph:

“DuPont and Buyer hereby acknowledge and agree that, notwithstanding any delivery requirement pursuant to the first sentence of this Section 2.3(a) (or actual delivery) prior to the date of this Amendment, that the Estimated Net Working Capital, Estimated Cash Amount and Estimated Indebtedness shall be as set forth on Exhibit NN, and delivery of such Exhibit shall satisfy in full DuPont’s obligations pursuant to this Section 2.3(a) without any further action on the part of DuPont.”

SECTION 1.16 Net Working Capital. The definition of “Net Working Capital of the DPC Business” set forth on Annex A of the Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding anything herein to the contrary, the definition of “Net Working Capital of the DPC Business” shall exclude any payables or receivables of the Transferred DPC Companies and their Subsidiaries to or from DuPont or any of the Retained Subsidiaries pursuant to items 7 (re: inventory and goods in transit) and 11 (re: Germany Purchase Agreement) of Section 5.5 of the Seller’s Disclosure Schedules).”

SECTION 1.17 Indebtedness. The definition of “Indebtedness” set forth on Annex A of the Agreement is hereby amended by amending and restating clause (f) of such definition to read as follows:

“(f) with respect to any and all interest rate or currency obligations, including swap, hedge or similar agreements, taken collectively, any aggregate accrued liability (as calculated in accordance with GAAP) minus any aggregate accrued assets (as calculated in accordance with GAAP) associated therewith (which may be, for the avoidance of doubt, a negative value)”.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 No Further Amendment. Except as otherwise provided herein, the Agreement shall remain unchanged and in full force and effect.

SECTION 2.2 Effect of Amendment. From and after the date of this Amendment, any reference in the Agreement to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall be deemed a reference to the Agreement as amended by this Amendment; provided. however, that any reference to the date of the Agreement, the use of the phrase “the date hereof’ or “the date of this Agreement” shall in all cases be a reference to August 30, 2012 and not the date of this Amendment.

SECTION 2.3 Reservation of Rights. The Parties expressly agree that notwithstanding any claim, discussion or other correspondence between the parties or their Representatives prior to the Closing Date relating to whether any Intellectual Property that is or is not as of the Closing DPC IP or licensed pursuant to the Intellectual Property License Agreement constitutes or should constitute, or does not constitute or should not constitute, DPC IP or should or should not be licensed pursuant to the Intellectual Property License Agreement, each of them reserves all rights under the Agreement and all Related Agreements with respect thereto.

SECTION 2.4 Miscellaneous. The provisions contained in Sections 9.1, 9.2, 9.4, 9.6, 9.7, 9.9, 9.10, 9.11 and 9.14 of the Agreement are incorporated by reference in this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ George J. Duko
	Name:	George J. Duko
	Title:	Manager, Mergers & Acquisitions

FLASH BERMUDA CO. LTD.

By:	/s/ Martin W. Sumner
	Name:	Martin W. Sumner
	Title:	Director

[Signature Page to Amendment to Purchase Agreement]